Exhibit 10.1

FIRST AMENDMENT TO THE

EMPLOYMENT AGREEMENT BETWEEN
FIRST BUSEY CORPORATION
AND VAN A. DUKEMAN

WHEREAS, First Busey Corporation (“First Busey”) has succeeded to that certain Employment Agreement by and between Van A. Dukeman (“Van”) and MAIN STREET TRUST, INC. (“Main Street”) dated December 26, 2001 and subsequently amended per a letter agreement dated September 20, 2006 (collectively referred to herein as the “Agreement”);

WHEREAS, First Busey and Van desire to amend certain provisions of the Agreement, as amended, in order to bring such provisions into compliance with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (and guidance issued thereunder) (collectively referred to herein as “Section 409A”);

WHEREAS, the parties desire to amend the attorneys’ fees provisions of the Agreement; and

WHEREAS, the parties desire to amend the Agreement on the terms hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, including the benefit to the parties of complying with the requirements of Section 409A, the sufficiency of which is agreed and acknowledged by the parties hereto, effective as of the 31 day of December, 2008, the Agreement be and is hereby amended in the following particulars:

1.             All reference throughout the Agreement to “Main Street Trust, Inc.” shall be replaced with the term “First Busey Corporation (“First Busey”).

2.             The first sentence of Section 3(b) (Performance Bonus) of the Agreement shall be amended in is entirety to read as follows:

“First Busey shall pay Van a performance bonus for each year as soon as practicable, but in no event later than two and one-half (2½) months following the end of the calendar year in which the bonus was earned.”

3.             The following sentence shall be added following the last sentence of subsections 3(e) Club Membership and 3(f) Reimbursement of Expenses of the Agreement:

“Such reimbursement payments will be made as soon as practicable and, when taxable to Van, shall be made in no event later than two and one-half (2½) months following the end of the year in which the corresponding expenses are incurred.”

4.             The following sentence shall be added as an introductory paragraph in Section 4 of the Agreement, before subsection (a):

“Van’s employment during the term of this Agreement may be terminated by First Busey or Van without any breach of this Agreement only under the circumstances described in this Section 4 (where such termination constitutes a “separation from service” pursuant to Code Section 409A of the Internal Revenue Code of 1986 as amended (and guidance issued thereunder) (“Section 409A”)), other than the termination of this Agreement pursuant to Sections 4(f) and 4(g).”

5.             The first sentence of Section 4(c) of the Agreement is amended in its entirety and replaced with the following:

“Within thirty (30) days of the occurrence of an event or condition that Van believes would constitute a Constructive Discharge, Van shall provide First Busey with written notice detailing the facts to support Van’s claim of Constructive Discharge.  If the facts or conditions exist and are not cured or corrected by First Busey within thirty (30) days of Van’s written notice, then this Agreement and Van’s employment hereunder shall terminate on the thirtieth (30th) day following Van’s written notice.”

6.             Subsection (v) of Section 4(c) of the Agreement is amended in its entirety to read as follows:

“(v)         First Busey otherwise commits a material breach of its obligations under this Agreement.”

7.             The first sentence of Section 4(g)(iii) of the Agreement is amended in its entirety to read as follows:

“(iii)                                 All payments that become due to Van under this Section 4(g) will be made in substantially equal bi-weekly installments over a one (1) year period (provided that if payment is being made pursuant to Section 4(g)(ii), payment shall be made over a three (3) year period) commencing on the first regular pay date immediately following Van’s separation from service.”

8.             Section 4(g)(iv) of the Agreement is amended by replacing the second sentence with the following:

“Such “grossing-up” amount shall be paid to Van no later than the end of Van’s taxable year following the taxable year in which Van remits the Excise Tax.  If, at a later date, the Internal Revenue Service assesses a deficiency against Van for the Excise Tax which is greater than that which was determined at the time such amounts were paid, then First Busey shall pay to Van the amount of such unreimbursed Excise Tax plus any interest, penalties and reasonable professional fees or expenses incurred by Van as a result of such assessment, including all such taxes with respect to any such additional amount shall be paid to Van no later than the end of Van’s taxable year following the taxable year in which Van remits the deficient Excise Tax.”

9.             Section 4(g)(v) of the Agreement is amended in its entirety to read as follows:

“(v)         If First Busey is not in compliance with its minimum capital requirements or if the payments required under this Section 4(g) above would cause First Busey’s capital to be reduced below its minimum capital requirements, such payments shall be deferred, as permitted pursuant to Section 409A, until the earliest time at which First Busey is in capital compliance.”

10.           Section 8(e) of the Agreement is amended to read as follows:

“(e)         Prevailing Party Legal Fees.  Should either party initiate any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding; provided,  that reasonable attorneys’ fees shall be limited to the fees of the last attorney to represent the party and to the lesser of the fees incurred as a result of the reasonable hourly rate of the attorney or any contingent or other arrangement for the payment of legal fees.  The payment, if any, of costs and expenses to Van under this Section 8(e) shall be made no later than two and one-half (2½) months following the end of the year in which a final adjudication is made in the action.”

11.           Section 8 of the Agreement is amended by adding the following as Section 8(h):

“(h)         Code Section 409A.

(i)                                     To the extent that any of the terms and conditions contained herein which were modified by the First Amendment to the Agreement (the “Amendment”) constitute an amendment or modification of the time or manner of payment under a non-qualified deferred compensation plan (as defined under Code Section 409A (and the guidance issued thereunder) (collectively referred to herein as “Code Section 409A”)), then to the extent necessary under the transitional guidance under Internal Revenue Service Notice 2007-86, this Agreement, as amended by the Amendment, constitutes an amendment to, and a new election under, such deferred compensation plan, in order to properly modify the time or manner of payment consistent with such guidance.

(ii)                                  It is intended that the Agreement shall comply with the provisions of Section 409A and the Treasury regulations relating thereto so as not to subject Van to the payment of additional taxes and interest under Section 409A.  In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Section 409A would result in Van being subject to payment of additional income taxes or interest under Section 409A, the parties agree to amend the Agreement to maintain to the maximum extent practicable the original intent of the Agreement while avoiding the application of such taxes or interest under Section 409A.

(iii)                               Notwithstanding any provision of the Agreement to the contrary if, as of the effective date of Van’s separation from service, he is a “Specified Employee,” then, only to the extent required pursuant to Section 409A(a)(2)(B)(i), payments due under this Agreement which are deemed to be deferred compensation shall be subject to a six (6) month delay following Van’s separation from service.  For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments which would occur during the six (6) month deferral period and all other payments shall be unaffected.  All delayed payments shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh month following separation from service (or, if earlier, the date of Van’s death) with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period.  Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the termination shall be paid to Van in accordance with the payment schedule established herein.

(iv)                                      The term “Specified Employee” shall mean any person who holds a position with First Busey of senior vice president or higher and has compensation greater than that stated in Code Section 416(i)(1)(A)(i).  The determination of whether Van is a Specified Employee will be based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”).  If Van is determined to be a Specified Employee during the identification period he shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1st following the close of such identification period.  For purposes of determining whether Van is a Specified Employee under Code Section 416(i), compensation shall mean Van’s W-2 compensation as reported by First Busey for a particular calendar year.”

All other provisions of the Agreement remain as written.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above set forth.

FIRST BUSEY CORPORATION			VAN A. DUKEMAN

By:	/s/ DAVID B. WHITE		/s/ VAN A. DUKEMAN
	Name	David B. White
	Title	COO